Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings, Inc. to Present at B. Riley & Co.’s 18th Annual Investor Conference on May 24

Boca Raton, FL (May 17, 2017) – (OTCQX: CELH) Celsius Holdings Inc., the makers’ of CELSIUS®, the leading global fitness drink, today announced that John Fieldly, interim President and Chief Executive Officer and Chief Financial Officer, will present at B. Riley & Co.’s 18th Annual Investor Conference at 2 p.m. PT on Wednesday, May 24, 2017 in Palisades D at Loews Santa Monica Beach Hotel in Santa Monica, Calif. The conference will be held May 24-25, 2017.

Management will be available during the day on May 24 for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact Hayden IR at celh@haydenir.com. The audio of the Company’s group presentation will be available at http://www.wsw.com/webcast/brileyco18/celh, and the webcast will be archived for 90 days following the live presentation.

About B. Riley & Co.

B. Riley Financial is a publicly traded, diversified financial services company addressing capital raising and financial advisory needs of public and private companies and high net worth individuals. Headquartered in Los Angeles, CA with offices in major financial markets throughout the United States, Australia and Europe, the firm consists of over 200 professionals whose cross-platform expertise is mobilized to provide a myriad of financial solutions.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCQX: CELH), founded in April, 2004, is a global company with a proprietary, clinically-proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically-proven or patented in its category, and offers significant health benefits.

CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors, and in powder stick packets which can be mixed with water. CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, is non-gmo, with no artificial flavors or colors, and has no added sodium. The CELSIUS line of products is kosher and vegan certified, soy, gluten, and sugar free.  CELSIUS®’ new natural line is available in six refreshing flavors (three sparkling): grapefruit, cucumber lime, orange pomegranate, and (three non-carbonated):  pineapple coconut, watermelon berry and strawberries & cream.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

For additional information, please visit www.CELSIUS.com, and for all press inquiries and product samples, please contact John Filizzola at john@co-opagency.com.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com